EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS SALES UP 48% FOR THE FOURTH QUARTER AND UP 41% FOR 2006
EARNINGS EXCEED COMPANY’S EXPECTATIONS

Company Comments on Stronger Outlook for 2007

Cleveland, Ohio — February 12, 2007 — Brush Engineered Materials Inc. (NYSE-BW) today reported fourth quarter 2006 sales of $207.8 million, up $67.2 million or 48% compared to the fourth quarter of 2005. Net income for the fourth quarter was $30.3 million or $1.48 per share, diluted, compared to net income of $4.1 million or $0.21 per share, diluted, for the same quarter of the prior year.

Reported results for the quarter included an expected benefit related to the reversal of the Company’s domestic and foreign deferred tax valuation allowance in the amount of $21.3 million. This reversal resulted in a non-cash benefit of $1.04 for the fourth quarter and $1.07 for the year per share. Absent the deferred tax valuation allowance benefit the Company earned $0.44 per share in the fourth quarter which exceeds the Company’s previously announced range for the quarter.

Counter to the lower seasonal demand that the Company normally sees in the fourth quarter, overall demand across the Company’s major key markets actually increased. The stronger sales growth was driven by increased demand from consumer electronics and continued strength from telecommunications infrastructure product applications and from the oil and gas, and heavy equipment markets. In addition, the Company has been experiencing continued success in the marketplace with its new product initiatives, which also contributed to the strong growth. Approximately 12 percentage points of the 48 point year-over-year quarterly sales increase is related to higher metal prices that the Company has been able to pass through to customers. An additional 4 percentage points of the sales increase for the quarter was related to acquisitions made in 2005 and early 2006. The Company’s organic growth was approximately 32% in the quarter. Fourth quarter sales of $207.8 million were the highest reported quarterly sales in the Company’s history and the sixteenth consecutive quarter where sales were higher than the comparable quarter of the prior year.

The fourth quarter gross margin was 23%, up four percentage points compared to the fourth quarter 2005 gross margin of 19%. The increase in margin is due to a combination of factors including higher sales volume, a favorable product mix and improved operating efficiencies. An additional factor in the improvement is that copper prices continued to have less of a negative impact on results when compared to earlier quarters. During the fourth quarter the Company continued to make good progress in passing the cost of copper through to customers and is currently at a pass through rate well over 90% which also contributed to the improvement in margins.

Income before income taxes for the quarter was $12.2 million, up $13.9 million versus a loss of $1.7 million for the fourth quarter of 2005. The results for the fourth quarter of 2005 included costs related to the prepayment of subordinated debt in the amount of $3.8 million.

Sales for the full year 2006 were a record $763.1 million, up 41% or $221.8 million compared to the prior year’s sales of $541.3 million. Metal prices passed through to customers accounted for approximately $72 million or 13 percentage points of the sales increase. Net income for the year was $49.6 million or $2.45 per share, diluted, up $31.8 million compared to the prior year’s net income of $17.8 million or $0.92 per share, diluted. Excluding the reversal of the deferred tax valuation allowance the Company earned $1.38 per share in 2006.

BALANCE SHEET

The Company continued to strengthen its balance sheet in 2006 and ended the year with significant financial flexibility. Debt was reduced during the year by $8.2 million improving the debt to debt-plus-equity ratio from 21% to 15% in spite of investing $26.2 million in an acquisition and approximately $57.0 million in inventory and receivables to support the substantial increase in sales. In addition the Company increased its precious metal consignment lines and added flexibility under its revolving credit agreement. The increased capacity and flexibility adds the liquidity to support the expected future growth.

BUSINESS SEGMENT REPORTING

Beginning with the fourth quarter, the Company changed its segments to more closely align with the way the business is currently managed. The Company believes that the new segments provide shareholders with increased transparency over the sales and profitability of the Company’s businesses. Prior year results have been adjusted for each segment to reflect the change. The new segments, and their fourth quarter and full year 2006 results, are as follows.

Advanced Material Technologies and Services

The Advanced Materials Technologies and Services segment consists of Williams Advanced Materials Inc. (WAM).

The Advanced Materials Technologies and Services’ segment sales for the fourth quarter of 2006 were up 55% to $93.2 million compared to $60.0 million in the fourth quarter of the prior year. Sales for the full year were up 64% to $343.5 million, compared to $209.5 million in 2005. Operating profit for the fourth quarter was $5.8 million versus $5.4 million for the same period last year. Operating profit for 2006 of $30.5 million is up $10.1 million from the operating profit of $20.4 million for 2005.

WAM’s strong sales growth in the fourth quarter and throughout 2006 was driven primarily by demand from new product growth in the magnetic data storage, wireless/photonics handset and semiconductor markets. Business across the entire Asia region relating to the magnetic media market grew over 300% compared to 2005. WAM’s traditional core products found in applications such as the oscillator, SAW filter and logic devices in handsets also contributed to the sales growth throughout 2006. Precious metal prices accounted for 16 percentage points of the fourth quarter sales growth and 21 percentage points for the year. As previously announced, WAM is in the process of expanding its Brewster, New York facility to accommodate the growth in the magnetic data storage market. In addition WAM is also expanding its geographic reach in Asia and eastern Europe.

Operating margins were negatively impacted during the fourth quarter and year by product mix, new product ramp up costs, process development costs and increased overhead costs associated with expansion efforts.

Specialty Engineered Alloys

The Specialty Engineered Alloys segment consists of Alloy Products which includes Bulk and Strip Form Products and Hydroxide.

Specialty Engineered Alloys’ sales for the fourth quarter of $73.1 million were up 38% or $20.1 million over fourth quarter 2005 sales of $53.0 million. Sales for the year of $275.6 million were up 29% or $61.8 million above 2005 sales of $213.8 million. Metal prices increased sales 13% in the fourth quarter and 11% for the year. Operating profit for the fourth quarter was $4.3 million, up $5.8 million, over the fourth quarter 2005 operating loss of $1.5 million. Operating profit for 2006 of $7.9 million was up $13.3 million versus an operating loss of $5.4 million for 2005.

The double digit sales growth experienced in the fourth quarter and throughout the year is due to the strong demand from the telecommunications, consumer electronics, industrial electronics and industrial components including oil and gas and heavy equipment markets. Alloy has also been experiencing stronger demand from telecommunication and computer infrastructure product applications throughout the second half of the year. International sales are growing at a faster rate than domestic sales, particularly in Asia. New products such as ToughMet® have also added to the growth throughout the year. Alloy Products benefited during the year from a favorable product mix and improvement in yield and productivity. In addition, Alloy has been successful in achieving its goal of over 90% copper pass through to its customers during the fourth quarter of 2006.

Beryllium and Beryllium Composites

The Beryllium and Beryllium Composites segment consists of Beryllium Products including beryllia ceramic manufactured by Brush Ceramic Products.

Beryllium and Beryllium Composites’ sales for the fourth quarter of 2006 were $20.9 million, up 90% or $9.9 million above fourth quarter sales of 2005. Sales for 2006 of $57.6 million were up 9% or $4.6 million over 2005 sales. Operating profit for the fourth quarter of 2006 was $4.6 million versus $0.6 million for the same period last year. Operating profit for 2006 of $7.4 million was down $2.4 million from 2005.

Beryllium and Beryllium Composite 2006 sales were negatively affected by the absence of $9.4 million in sales in 2005 for materials for NASA’s James Webb Telescope due to completion of orders. The loss of these sales was more than offset by stronger demand for defense, x-ray windows for medical and industrial/analytical scanner markets, materials for acoustic applications and the previously announced JET Project. Sales of AlBeMet® materials were up 47 percent in 2006.

Engineered Materials Systems

The Engineered Materials Systems segment is comprised of Technical Materials Inc. (TMI).

Engineered Materials Systems’ sales for the fourth quarter of 2006 of $15.8 million were up 22% or $2.9 million above 2005 fourth quarter sales of $12.9 million. Sales for 2006 of $68.7 million were up 38% or $18.7 million over 2005 sales of $50.0 million. The operating loss in the fourth quarter was $0.4 million versus an operating profit of $0.4 million in the fourth quarter of 2005. Operating profit for 2006 was $2.7 million, up $2.0 million over the 2005 operating profit of $0.7 million.

TMI experienced strong demand during 2006 from the telecommunications, consumer electronics and automotive electronics markets. Automotive electronics softened slightly during the fourth quarter. TMI has continued to pursue opportunities in new markets including medical and energy. New product growth accounted for approximately $11.9 million of sales in 2006.

OUTLOOK

The year 2006 brought significant growth in sales and profits, especially in the second half of the year. Overall, the Company’s global markets continued to present double digit organic growth opportunities and management remains confident that the Company will continue to see considerable opportunity in 2007.

The strong organic growth seen throughout 2006 was aided by strong demand across the majority of the Company’s key markets. More significant, however, was the success of the Company’s new products which are targeted at new markets and the faster growing and higher technology applications in existing markets. The success of the Company’s geographic expansion initiatives and the Company’s strategic acquisitions also added to the Company’s overall growth in sales and profits in the year. The consumer electronics related markets, which include portions of telecommunications and computer, as well as magnetic data storage, have been especially strong. The Company’s oil and gas, heavy equipment, aerospace and defense markets also continued to show strong demand throughout the year.

In addition to the progress noted in the marketplace, the Company also made considerable progress in 2006 with initiatives to grow margins. A combination of the factors driving the revenue growth and the margin growth led to improving results as the year progressed and is yielding solid momentum as 2007 begins.

The year 2007 is off to a stronger start than the Company expected. The market conditions and progress with key initiatives noted above continue to yield significant benefits. Inventory corrections in the Company’s markets have been mild thus far. The noted margin improvement gains appear to be holding and the Company is seeing a significant ramp up with its new products in the media market. In addition to these favorable operating factors, the Company expects a sizable cash and earnings benefit in early 2007 from the sale of ruthenium inventory at current market prices that are well in excess of its carrying cost. This inventory was in the production system to support the initial ramp up of the new ruthenium based media related products while market prices increased significantly.

As a result of the above factors, the Company at this time expects 2007 sales growth to be in the 25% to 30% range. Assuming no change in the trends noted above, and no significant change in metal prices from current levels, sales for 2007 are expected to be in the range of $950.0 million to $1.0 billion.

The first quarter of 2007 will be positively affected by the factors noted above and will see additional growth from the initial supply chain ramp up of the new products into the media market. First quarter 2007 sales are currently expected to be in the range of $250.0 million to $265.0 million, up 50% to 60% compared to the prior year first quarter.

Considering the above and excluding the additional profit on the inventory that was in the production system to support the initial ramp up of the new media related products, earnings for 2007 are currently expected to be in the range of $2.00 to $2.75 per share. At current metal prices, the benefit for the year from the sale of the inventory is estimated to be approximately $1.00 per share which brings the full year 2007 to an estimated range of $3.00 to $3.75 per share.

For the first quarter, excluding the additional profit on the inventory, the Company currently expects earnings to be in the range of $0.60 to $0.75 per share, up approximately 120% to 175% compared to the first quarter of the prior year. At current ruthenium market prices, the benefit expected in the first quarter from the sale of the inventory adds approximately $0.75 per share bringing the total currently expected to the $1.35 to $1.50 per share range for the quarter.

It is important to note that the Company’s sales and earnings estimates for the first quarter and full year 2007 are subject to significant variability based on metal prices and supply assumptions as well as significant fluctuations in demand levels driven by both inventory corrections and new product ramp up rates in critical markets such as the magnetic media market. The outlook for the quarter and the year are based on the Company’s best estimates at this time and are subject to significant fluctuations due to these factors.

CHAIRMAN’S COMMENTS

Commenting on the results, Dick Hipple, Chairman, President and CEO, stated, ”This has been a year of exceptional growth for our Company. Our long-term strategic initiatives of developing new products, new market and geographic expansion and operational improvement have yielded a significant improvement over 2005 with record sales and substantially improved profitability. We are encouraged with the momentum going into 2007 and look forward to our continued success.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 2:00 p.m. Eastern Time, February 12, 2007. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0782, callers outside the U.S. can dial (201) 689-8567.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, magnetic and optical data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2007;

•	Our success in developing and introducing new products and new product ramp up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Dec. 31,	Dec. 31,
(Dollars in thousands)	2006	2005
Assets
Current assets
Cash and cash equivalents	$15,644	$10,642
Accounts receivable	86,461	69,938
Inventories	151,950	104,060
Prepaid expenses	13,988	14,417
Deferred income taxes	677	1,118

Total current assets	268,720	200,175
Other assets	13,577	8,252
Related-party notes receivable	98	358
Long-term deferred income taxes	51,314	4,109
Property, plant and equipment	557,861	540,420
Less allowances for depreciation,
depletion and impairment	381,932	363,358

	175,929	177,062
Goodwill	21,843	12,746

	$531,481	$402,702

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$28,076	$23,634
Current portion of short-term debt	632	636
Accounts payable	30,744	20,872
Other liabilities and accrued items	52,161	38,522
Unearned revenue	314	254
Income taxes	4,515	726

Total current liabilities	116,442	84,644
Other long-term liabilities	11,642	8,202
Retirement and post-employment benefits	59,089	65,290
Deferred income taxes	35,821	172
Long-term debt	20,282	32,916
Shareholders’ equity	288,205	211,478

	$531,481	$402,702

Consolidated Statements of Income
(Unaudited)

	Fourth Quarter Ended		Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars in thousands except share and per share amounts)	2006	2005	2006	2005
Net sales	$207,827	$140,630	$763,054	$541,267
Cost of sales	159,328	114,010	600,882	431,024

Gross margin	48,499	26,620	162,172	110,243
Selling, general and administrative expenses	33,051	21,604	111,002	78,457
Research and development expenses	1,160	1,317	4,166	4,990
Other-net	1,203	3,843	3,164	7,287

Operating profit (loss)	13,085	(144)	43,840	19,509
Interest expense	886	1,529	4,135	6,372

Income (loss) before income taxes	12,199	(1,673)	39,705	13,137
Income tax (benefit) expense	(18,122)	(5,773	(9,898)	(4,688)

Net income	$30,321	$4,100	$49,603	$17,825

Per share of common stock: basic	$1.52	$0.21	$2.52	$0.93
Weighted average number
of common shares outstanding	20,013,000	19,227,000	19,665,000	19,219,000
Per share of common stock: diluted	$1.48	$0.21	$2.45	$0.92
Weighted average number
of common shares outstanding	20,443,000	19,363,000	20,234,000	19,371,000